Exhibit 4.26

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Lease and Maintenance Agreement

Between

Hoegh LNG Cyprus Limited Acting through its Egypt Branch

And

Hoegh LNG Egypt LLC

DATED 15 April 2015

TABLE OF CONTENTS

Clause		Page No.

1.	DEFINITIONS, HEADINGS AND INTERPRETATION	1

2.	PROVISION OF VESSEL	5

3.	TERM	5

4.	COMMENCEMENT AND REDELIVERY	5

5.	BUNKERS	7

6.	OWNER TO PROVIDE	7

7.	CHARTERER TO PROVIDE	8

8.	SHIPBOARD PERSONNEL AND THEIR DUTIES	8

9.	OPERATION	9

10.	HIRE	9

11.	SUBSTITUTION OF VESSEL	10

12.	CHANGE OF FLAG OR OWNERSHIP	11

13.	MAINTENANCE	11

14.	FAILURE OF THE VESSEL	11

15.	FUELS	12

16.	DEFAULT, REMEDIES AND RIGHT OF TERMINATION	12

17.	SUB-CONTRACTORS	15

18.	LIENS AND MORTGAGE	15

19.	FORCE MAJEURE	15

20.	TAXES	18

21.	POLLUTION AND EMERGENCY RESPONSE	18

22.	REQUISITION	18

23.	WAR	18

24.	INDEMNIFICATION	19

25.	EXCLUSIONS, LIMITATION OF LIABILITY AND LIQUIDATED DAMAGES	20

26.	CONFIDENTIALITY	22

27.	NOVATION, ASSIGNMENT AND TRANSFER	22

28.	REPRESENTATIONS AND WARRANTIES	23

29.	NON-WAIVER	23

30.	NOTICES	24

31.	GOVERNING LAW AND ARBITRATION	25

32.	WAIVER OF IMMUNITY	25

SCHEDULE I - DESCRIPTION AND SPECIFICATION OF THE VESSEL (HOEGH GALLANT)		1

SCHEDULE II – MARINE CREW		1

LEASE AND MAINTENANCE AGREEMENT

THIS LEASE AND MAINTENANCE AGREEMENT (this "Agreement") is dated 15 April, 2015 and is made by and between:

(1)	Hoegh LNG Cyprus Limited acting through its Egypt Branch, registered under the laws of Egypt (hereinafter referred to as the “Owner”) represented herein by Mr. Kjell Olav Halsen in his capacity as the manager of the Egypt branch; and

(2)	Hoegh LNG Egypt LLC, a company organized and existing under the laws of Egypt having its registered office at Rooms No. 401 and 402 of apartment No.(4) in building No. (21), El Gabarty Street, Bab Charky, Alexandria Governorate, Egypt (hereinafter referred to as the “Charterer”);

The Owner and Charterer are together referred to herein as the “Parties” and each a “Party”.

RECITALS

WHEREAS:

(A)	Hoegh LNG Cyprus Limited (“HLNG Cyprus”) is the registered owner of the vessel Höegh Gallant (the “Vessel”) and through its branch in Egypt, the Owner, HLNG Cyprus is willing to lease the Vessel to Charterer and to provide a Marine Crew and to maintain the Vessel on the terms and subject to the conditions contained in this Agreement;

(B)	Charterer wishes to charter the Vessel together with the Marine Crew from Owner on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties agree as follows:

1.	Definitions, Headings and Interpretation

1.1	Definitions

In this Agreement and the Schedules save where the context otherwise requires, the following words and expressions shall have the meanings respectively ascribed to them in this Clause:

“Affiliate” means with respect to any Person, any other Person which directly or indirectly Controls, or is under Common Control with, or is Controlled by, such Person. For the purposes of this definition, “control” means the right to cast fifty percent (50%) or more of the votes exercisable at an annual general meeting (or its equivalent) of the entity concerned or, if there are no such rights, ownership of fifty percent (50%) or more of the equity share capital of or other ownership interests in such entity, or the right to direct the policies, decisions or operations of such entity.

“Annual Maintenance Allowance” has the meaning set out in Clause 13.2.

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SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

“Approved Mortgage” means any Encumbrance or lease structure on the Vessel, her earnings and/or insurances, Owner’s rights under this Agreement, that is or will be entered into in favor of an Approved Mortgagee for itself and/or for the benefit of one or more other financiers to Owner as security for the financing of the Vessel and for no other purpose.

“Approved Mortgagee” means any holder of an Approved Mortgage, provided that such holder is either: (i) an international bank or other financial institution; or (ii) a controlled affiliate of an international bank or other financial institution.

“Change in Law” means the occurrence of any of the following after the date of execution of this Agreement:

(a)	the enactment of any new Egyptian law (but excluding any such new Law enacted but not yet put into force at the date of execution of this Agreement), or the imposition of authorizations not required as at the date of execution of this Agreement; or

(b)	the modification or repeal of any existing Egyptian law; or

(c)	a change in the interpretation or application by any Egyptian Governmental Authority of any Law.

“Charterer Indemnified Parties” means Charterer and all Charterer’s Affiliates, contractors, servants and subcontractors (of any tier) and any such Person’s directors, officers, employees, agents, representatives, accountants, consultants, attorneys and advisors.

“Classification Society” means DNV- GL.

“Commencement Date” means the date on which Commencement occurs or is deemed to have occurred in accordance with Clause 4.3.

“Contract Year” means each calendar year (being the twelve (12) month period from 1 January to the next following 31 December); provided, however, that (a) the first Contract Year shall commence on the Commencement Date and end on the next following 31 December, and (b) the final Contract Year shall start on 1 January immediately preceding the end of the Term and end on the last day of the Term.

“Damages” means collectively, all claims, liabilities, obligations, losses, damages, deficiencies, assessments, judgments, penalties, actions, suits, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and costs and expenses).

“Default Rate” means LIBOR plus *****%.

“Delivery” has the meaning set out in Clause 4.2(a).

“Delivery Date” has the meaning set out in Clause 4.2(c).

“Delivery Window” has the meaning set out in Clause 4.2(a).

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“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person.

“Event of Charterer Default” has the meaning set out in Clause 16.2.

“Event of Owner Default” has the meaning set out in Clause 16.1.

“Flag State” means Marshall Islands or Norway (NIS).

“Governmental Authority” means (i) any national, regional, municipal, local or other government authority, including any subdivision, agency, board, department, commission or authority thereof, of Egypt; (ii) any maritime and other applicable authorities of the country of the Registry; (iii) any maritime and other applicable authorities at the Vessel Site; (iv) the International Maritime Organization (IMO); and (v) any other governmental, maritime, port, terminal or other applicable authority having jurisdiction over the Vessel or as the case may require, the Owner or Charterer or any Affiliates or agents thereof.

“Jetty” means the jetty located in the Vessel Site.

“Law” means any law (including, without limitation, any zoning law or ordinance or any environmental law), treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, direction, requirement, decision or agreement of, with or by any Governmental Authority, including without limitation any Law relating to Taxes.

“LIBOR” means the London Inter-Bank Offered Rate for United States Dollars per annum which appears on the Telerate Monitor (page 248/249 or any replacement of such page) determined at or about 11:00 a.m. London time, as quoted on the date from which interest is accrued under this Agreement for a three month period.

“Marine Crew” means the crew with sufficient experience, training and knowledge operate the Vessel, as listed in Schedule II;

“Owner Indemnified Parties” means, Owner and all Owner’s Affiliates, contractors, servants and subcontractors (of any tier), and any such Person’s directors, officers, employees, agents, representatives, accountants, consultants, attorneys and advisors.

“Person” includes any natural person, firm, corporation, company, limited liability company, trust or partnership (general or limited and whether or not having separate legal personality), unincorporated entity or other entity or association.

“Prolonged Failure” has the meaning set out in Clause 14.2.

“Redelivery” means the re-delivery of the Vessel to Owner in accordance with Clause 4.5.

"Sanctions" means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority;

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"Sanctions Authority" means the Norwegian State, the United Nations, the European Union, the member states of the European Union, the United States of America and any authority acting on behalf of any of them in connection with Sanctions;

“Sanctions Exposure” means the exposure of a Party or an Affiliate of a Party to Sanctions and/or to risks or penalties consequent upon the imposition of Sanctions.

“Taxes” means any taxes, levies, imposts, duties, or withholdings imposed by any country or any political subdivision or taxing authority thereof or therein in accordance with applicable law in force from time to time in the relevant taxing jurisdiction.

“Term” has the meaning set out in Clause 3.1.

“Vessel” has the meaning set out in the Recitals.

“Vessel Contract” means a contract between Charterer and third Party under which Charterer undertakes to operate, carry out and to provide services using the Vessel.

“Vessel Failure” has the meaning set out in Clause 14.1.

“Vessel Site” means Al Sokhna port located in Al Ain Al Sokhna, Gulf of Suez, Egypt.

1.2	Headings and interpretation

Unless the context requires otherwise:

(a)	a Party to this Agreement or any other agreement ancillary thereto shall be deemed to include its permitted successors and assigns;

(b)	words denoting the singular shall include the plural and vice versa and any reference to the neuter gender shall include a reference to the masculine and feminine genders;

(c)	words denoting persons shall include trusts, state agencies, associations, corporations and partnerships;

(d)	the words "written" and "in writing" include facsimile, printing, engraving, lithography, photography or other means of visible reproduction;

(e)	references to any ordinance or statute shall be deemed to be references to that ordinance or statute as from time to time amended or re-enacted and shall include subsidiary legislation made thereunder;

(f)	references to Clauses and Paragraphs are to be construed as references to clauses and paragraphs of this Agreement;

(g)	an "order" includes any judgment, injunction, decree, determination, declaration or award of any court or arbitral or administrative tribunal;

(h)	words ‘include’ or ‘including’ shall be deemed to be followed by ‘without limitation’ or ‘but not limited to’ whether or not they are followed by such words;

(i)	a reference to a “day” shall be construed as reference to a calendar day;

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(j)	a reference to the calendar shall be construed as a reference to the Gregorian calendar;

(k)	a “month” means a period commencing on a day in a calendar month and ending on the day before the corresponding day in the next calendar month or, if there is none, ending on the last day of the next calendar month;

(l)	the expression “this Agreement” shall mean this Agreement as amended, supplemented or modified from time to time with the agreement of Contractor and EGAS at any relevant time and any reference to any other document or agreement is a reference to that other document or agreement as amended, supplemented or novated from time to time; and

(m)	the headings of the clauses in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

1.3	Schedules

The Schedules attached to this Agreement shall form part of and be construed as an integrated part of this Agreement, but in the event of conflict between the provisions contained in the body of this Agreement and the Schedules, the provisions of the body of this Agreement shall prevail.

2.	Provision of Vessel

From the Commencement Date and throughout the Term, the Owner agrees to make the Vessel and Marine Crew available to the Charterer, subject to the terms and conditions set out herein.

3.	Term

3.1	Subject to Clause 4, Owner agrees to provide and maintain the Vessel for a period of five (5) years commencing from the Commencement Date as specified under Clause 4 and ending when the Vessel is redelivered to Owner in accordance with Clause 4 on the fifth (5th) anniversary of the Commencement Date (the “Term”) unless terminated earlier in accordance with the provisions hereof.

3.2	The Term may be subject to extension in the following circumstances:

(a)	by Charterer for a period of up to forty five (45) days, by written notice to the Owner, where reasonably necessary for compliance by Charterer of any contractual obligations to third parties relating to the Vessel;

(b)	by the mutual agreement of both Parties.

4.	Commencement and Redelivery

4.1	Documentation

The Vessel shall be properly documented on Delivery in accordance with the laws of the Flag State, the requirements of the Classification Society and applicable Egyptian law.

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SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

4.2	Delivery Date

(a)	Save as otherwise agreed, the Vessel shall be delivered by Owner to Charterer (“Delivery”), at the Vessel Site on a date falling between March 28th, 2015 and April 30tth, 2015 (“Delivery Window”).

(b)	Owner shall keep Charterer regularly informed as to the day which Owner will tender the Vessel for Delivery.

(c)	The day on which actual Delivery of the Vessel takes place shall be the “Delivery Date”.

4.3	Commencement Date

Unless otherwise agreed between the Parties, Charterer shall have ***** days to inspect the Vessel following the Delivery Date. Unless Charterer notifies Owner of any deficiency in the Vessel, the Commencement Date shall be the date falling ***** days after the Delivery Date. In case Charterer notifies Owner of any deficiency in the Vessel, the Commencement Date shall be postponed until such deficiency has been rectified to the reasonable satisfaction of the Charterer. Charterer shall provide Owner with written notice to confirm the Commencement Date upon achievement thereof.

4.4	Delay of Delivery and the Commencement Date

(a)	If Delivery is not achieved before the end of the Delivery Window, Owner shall indemnify Charterer in respect of any liquidated damages payable by Charterer under any Vessel Contract, up to a cap of USD *****; for each day of delay from the day following the end of the Delivery Window until the Delivery Date.

(b)	If the Commencement Date is delayed by more than ***** days after the Delivery Date due to deficiencies in the Vessel, Owner shall indemnify Charterer in respect of any liquidated damages payable by Charterer under any Vessel Contract, up to a cap of USD *****; for each day of delay from the date falling ***** days following the end of the Delivery Window until the Commencement Date.

(c)	The aggregate total amount of liquidated damages payable by Owner under Clauses 4.4(a) and/or 4.4 (b) shall not exceed Dollars ***** ($*****), which amount shall represent Owner’s sole and exclusive remedy for the delay by Contractor in achieving Delivery and/or the Commencement Date.

(d)	If such delay in Delivery and/or achieving the Commencement Date continues for a period exceeding, in the aggregate, ***** days, and notwithstanding the payment of any amount by Owner to Charterer under Clauses 4.4(a) and/or 4.4(b), Charterer may, at its option:

(i)	terminate this Agreement with immediate effect, in which case Owner's liability to compensate Charterer for any liquidated damages, as provided under Clauses 4.4(a) and/or 4.4(b) shall represent Charterer’s sole and exclusive remedy for such delay and in respect of such termination; or

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(ii)	accept a new date for Delivery or a new Commencement Date (as the case may be) to be mutually agreed by the Parties.

4.5	Redelivery

At the expiration of the Term the Vessel shall be redelivered by Charterer to Owner at the Vessel Site ("Redelivery"). Charterer shall keep Owner regularly informed as to the scheduled date of redelivery.

4.6	Early Redelivery

If this Agreement is terminated prior to the expiration of the Term in accordance with any provision of this Agreement or applicable Law, Charterer shall pay to Owner the value of any Hire earned but not paid and Owner shall pay to Charterer any sums Charterer is entitled to receive under this Agreement.

5.	Bunkers

5.1	Bunkers at Delivery and Redelivery

Owner shall provide, and pay for, all bunkers (which shall include low sulphur diesel oil) on board the Vessel from the time of Delivery, until the time of Redelivery (whether it occurs at the end of the Term or on the early termination of the Agreement).

5.2	Redelivery Condition

Charterer shall use all reasonable efforts to ensure that the Vessel shall be redelivered to Owner in accordance with the applicable international practice for similar vessels and in accordance with the instructions notified by the Owner to the Charterer in writing at the time of redelivery. Owner shall pay to Charterer any cost incurred for complying with its instructions.

6.	Owner to Provide

6.1	Owner shall be responsible for the following:

(a)	delivering the Vessel to Charterer within the Delivery Window in accordance with the specifications listed in Schedule I and in good working condition;

(b)	maintain the Vessel in accordance with the applicable international standards, such that it remains in good working condition;

(c)	provide suitably qualified Marine Crew, in accordance with Schedule II;

(d)	keep and maintain all necessary certificates as may be under this Agreement;

(e)	comply with all applicable laws, rules and regulations;

(f)	keep and maintain safety, security and environmental records;

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(g)	maintain, and submit to Charterer upon request, all insurance policies required under Clause 24 hereof. All insurance policies should include provisions for waiver of the insurers’ rights of subrogation against Charterer; and

(h)	Owner shall be responsible for obtaining all necessary permits and approvals related to Owner’s personnel.

7.	Charterer to Provide

7.1	Charterer shall be responsible for the following:

(a)	making the payments to Owner as provided in this Agreement;

(b)	obtaining local port authorization to move the Vessel from the pilot boarding station at Al Sokhna port inbounds into the Vessel Site, unless by applicable law or regulations only Owner can seek and obtain such authorization. Owner shall provide all necessary support to Charterer to obtain such authorization in a timely manner;

(c)	arranging for the provision, at Owner's expense, of pilot, fire boats, tugs, escort vessels, security measures and any other assistance required in order for the Vessel to reach and be properly moored, stay at and leave the Vessel Site, save where the Vessel is instructed by Charterer to leave the Jetty for any reason other than those attributable to Owner in which case any of the foregoing will be at Charterer’s expense;

(d)	during the period of Hire, the berthing dues as well as Port and light dues are to be for Charterer's account.

8.	Shipboard Personnel and their Duties

8.1	From the Delivery Date:

(a)	the Vessel shall have a full and efficient complement of Marine Crew, consisting of master, officers and experienced crew for a vessel of her type as may be required for the marine operations. The Marine Crew shall be not less than the number required by the laws of the Flag State and shall be trained to operate the Vessel and her equipment competently and safely, with the ability, experience, licenses and training commensurate with internationally accepted standards and as required by applicable governmental authorities;

(b)	all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the laws of the Vessel’s Flag State;

(c)	shipboard main personnel shall have good working knowledge of written and spoken English language;

(d)	the Marine Crew shall act according to the instructions of the Charterer, provided always that the Master shall always be entitled to exercise his discretion where reasonably necessary to protect the Vessel, any cargo and personnel on board.

(e)	Owner shall comply with Egyptian laws to the extent such laws are applicable to the Owner.

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SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

9.	Operation

9.1	Change in Law

In the event of a Change in Law which has an effect on any of the costs borne by Owner in Egypt or the amounts payable to Owner in a way resulting in either (i) an identifiable financial negative impact on the economics of the Agreement for the Owner; or (ii) an identifiable financial positive impact (savings) on the economics of the Agreement for the Owner, then the Parties shall meet to discuss in good faith and shall agree upon the necessary actions and changes (if applicable) to mitigate or reflect such negative or positive impact (as the case may be) to restate Owner's position to be the same as if no Change in Law has occurred. In case of failure to agree, either Party may refer the issue for resolution by Arbitration in accordance with Clause 31.2.

9.2	Changes to the Vessel

Any structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts required by virtue of future Laws shall not be deemed to be a Change in Law for the purpose of Clause 09.1.

10.	Hire

10.1	Rate of Hire

(a)	Subject to paragraphs (b) and (c) of this Clause 10.1, Charterer shall pay a daily Hire for the Vessel (“Hire”) of USD ***** per day, from the Commencement Date until the time and date of Redelivery to Contractor. For the avoidance of doubt, subject to the provisions of this Agreement, Hire is inclusive of all Taxes in accordance with Clause 20.

(b)	The Hire shall be payable in 90 % United States Dollars, and 10% Egyptian Pounds, or as otherwise agreed between the Parties from time to time The Egyptian Pounds equivalent to United States Dollars for all purposes under this Agreement shall be computed at the official rate of exchange for buyer transfer published by the Central Bank of Egypt on its website on the first day of the month in which payment is made by EGAS.

(c)	During the period between Delivery and the Commencement Date, Charterer shall pay to Owner as Hire, the amount of any earning received in respect of the Vessel under a Vessel Contract, if applicable.

(d)	A price review of the Hire may be conducted after three (3) years from the Commencement Date, but a revised rate can only be implemented upon both Parties’ written approval and agreement.

10.2	Deductions

Payment of the Hire shall be made by wire transfer in immediately available funds to Owner’s designated bank account less any disbursements made by Charterer for Owner’s or the Vessel’s account, including commissions, overheads and handling charges when such disbursements are permitted to be made by Charterer under this Agreement.

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SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(a)	Owner may dispute a deduction under Clause 10.2 where the deduction is disputed in good faith by Owner by written notice thereof to Charterer providing full detail and substantiation. In such event Charterer shall deduct only the amount not disputed by Owner. Promptly after resolution of any such dispute the amount agreed to be deducible shall be paid by Owner to Charterer, together with interest thereon at the Default Rate from the original deduction date to the date of payment of the due amount. In the event the Parties are unable to resolve such dispute the matter shall be referred to arbitration in accordance with Clause 31.2.

(b)	No failure by Charterer to make any deduction shall prejudice her rights and entitlement to any such deduction.

(c)	Charterer shall not be responsible for any delay or error by Owner’s bank in crediting Owner’s account provided that Charterer has given proper and timely payment instructions.

10.3	Payment Dates

(a)	Charterer shall pay Owner monthly, all the undisputed amounts, within ***** days from receipt of Owner's invoice covering the Hire due pursuant to Clauses 10 as of the last day of each calendar month.

(b)	The first payment of Hire shall cover the period from the Delivery Date up to the last day of the month in which the Commencement Date occurs. Thereafter, Hire shall be paid in accordance with Clause 10.3(a) in arrears.

(c)	If a due date for the payment of Hire should fall on a day on which banks are not open for business at the place of payment, Hire which would have been due shall instead be due on the immediately following day on which the banks are open for business.

10.4	Delayed Payment

(a)	Any delay in payment of Hire shall entitle Owner to interest at the Default Rate.

(b)	Payment of interest due under Clause 10.4(a) shall be made within ***** running days of the date of Owner’s invoice specifying the amount payable or, in the absence of an invoice, at the time of the next Hire payment date.

11.	Substitution of Vessel

Subject to Charterer's prior written consent and approval, Owner shall have the right to deploy a substitute vessel under this Agreement provided that such substitute vessel shall meet the same particulars and specifications (or better) of the Vessel and other obligations and criterion as set forth in this Agreement.

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SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

12.	Change of Flag or Ownership

Owner shall have the right to change flag and/or ownership of the Vessel subject to the prior written consent of Charterer, which shall not be unreasonably withheld. All costs and expenses related to such change of flag of the Vessel shall be for the sole account of Owner. Any transfer of the ownership of the Vessel by Owner shall be subject to the new Owner assuming all of the rights and obligations of Owner under this Agreement on terms and conditions reasonably acceptable to Charterer.

13.	Maintenance

13.1	Owner shall whenever the passage of time, wear and tear or any event requires steps to be taken to maintain or restore the Vessel, exercise due diligence so as to maintain or restore the Vessel.

13.2	During each Contract Year starting from year 2016, but proportionally for the final Contract Year, Owner shall be entitled to a maximum of ***** unpaid days in which maintenance and/or repairs may be undertaken on the Vessel (“Annual Maintenance Allowance”).

13.3	For the avoidance of doubt, Hire shall cease during Annual Maintenance Allowance to the extent that the Charterer is unable to operate the Vessel and/or comply with its obligations under any applicable Vessel Contract. In the event that the Annual Maintenance Allowance (or any part thereof) in any particular Contract Year is not used, Owner shall not have the right to carry forward the same to any successive Contract Year.

13.4	Owner shall exert its best endeavours not to conduct the Annual Maintenance Allowance during the summer time. Owner shall liaise with Charterer and use reasonable endeavours to accommodate any requests as to when not to schedule Annual Maintenance Allowance.

13.5	Owner shall advise Charterer at least ***** days prior to the commencement of any Contract Year of indicative scheduled time of the Annual Maintenance Allowance for such Contract Year.

14.	Failure of the Vessel

14.1	Vessel Failure

(a)	Except if due to a Force Majeure event (where the provisions of Clause 19 shall apply), use of the Annual Maintenance Allowance (where the provisions of Clause 13.3 shall apply), or to an action attributable to a Charterer Indemnified Party, on each and every occasion where the Vessel otherwise ceases to be at the disposal of the Charterer in accordance with the terms of this Charter for whatsoever reason including, but not limited to:

(i)	any damage, defect, breakdown, deficiency (whether partial or total) of, or accident to, any part of the Vessel; or

(ii)	due to deficiency of personnel or stores; repairs; time in and waiting to enter dry dock for repairs; overhaul, maintenance or survey; collision, stranding, accident or damage to the Vessel; or any other similar cause preventing the working of the Vessel; or

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SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(iii)	due to industrial action, or any labour disputes attributable to deficiency of Contractor, or the failure or refusal or inability of the officers and/or crew to perform the services required under this Agreement or breach of orders or neglect of duty on the part of the officers or crew; or

(iv)	due to a failure by the Vessel to comply with Laws, regulations, physical requirements or operational practices at the Vessel Site,

The Vessel shall be deemed to be subject to a Vessel Failure.

(b)	In case of a Vessel Failure, Owner shall be obliged to indemnify Charterer for of any loss suffered by the Charterer, including without limitation any loss of earnings, liquidated damages or other expenses borne or reimbursed by Charterer under the terms of the Vessel Contract, if applicable.

14.2	Termination for Extended Vessel Failure

In the event that in any Contract Year, the Vessel is subject to a Vessel Failure for any period exceeding i) ***** consecutive days, or ii) ***** non-consecutive days (“Prolonged Failure”), then Charterer shall have the option to terminate this Agreement by giving notice in writing to Owner, provided that if Charterer elects to terminate this Agreement, Owner shall pay Charterer the amount of any Damages that may be due to Charterer pursuant to Clause 14.1 at the date of such termination.  This Clause 14.2 is without prejudice to any other rights or obligations of Owner or Charterer under this Agreement.

14.3	Owner’s Maximum Liability for Vessel Failure

The Owner's liability in respect of Charterer's loss of earning and/or any liquidated damages under Clause 14.1(b) shall in any event be limited to an aggregate maximum amount of USD ***** per Contract Year and to be calculated proportionally for the first and final Contract Years. For the avoidance of doubt, subject to Clause 14.2, the Owner's liability under Clause 14.1(b) shall be the sole and exclusive remedy of Charterer in respect of any event of Vessel Failure.

15.	Not in Use

16.	Default, Remedies and Right of Termination

16.1	Event of Owner’s Default

Each of the following events shall be an event of Owner’s default (“Event of Owner’s Default”):

(a)	there is any change in the legal or disponent ownership of the Vessel other than as permitted hereunder;

(b)	Owner suspends payment of its debts or is unable to pay its debts or is otherwise insolvent;

(c)	Owner passes a resolution, commences proceedings, or has proceedings commenced against it, in the nature of bankruptcy or reorganization resulting from insolvency, liquidation or the appointment of a receiver, trustee in bankruptcy or liquidator of its undertakings or assets;

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SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(d)	Owner enters into any composition or scheme or general arrangement with its creditors in circumstances where Clauses 16.1 (b) and (c) apply;

(e)	Without Charterer's prior written consent:

(i)	the Vessel ceases to be registered under the laws of the Flag State (or such other country where it has otherwise been registered by mutual agreement of the Parties) and such default is not cured within ***** days after Owner becoming aware thereof;

(ii)	the Vessel ceases to hold a classification certificate with the Classification Society and Owner has not exercised due diligence in curing such within ***** days after Owner becoming aware thereof;

(iii)	except as expressly permitted hereunder, Owner effects a mortgage, charge, lien, encumbrance, security or third party right on or over the Vessel, any insurance and any rights to receive any payment in relation to the Vessel and shall have failed to cure such breach within ***** days after becoming aware of such breach;

(iv)	Owner makes an assignment, transfer or novation prohibited by this Agreement;

(f)	The Vessel shall be arrested other than as a result of acts, deeds or omission of any Charterer Indemnified Party and is not released for any reason from such arrest within ***** days after being arrested provided that any days in which the Vessel remains at the disposal of the Charterer, notwithstanding such arrest, shall not be counted;

(g)	Owner is in material breach of any term or provision of this Agreement (which shall include any payment obligation) and has failed to cure such breach within a reasonable period of time, but in no event longer than ***** days after receipt of notice of such breach from Charterer;

(h)	Prolonged Failure as provided in Clause 14.2 occurs; or

(i)	Owner fails to maintain any of the insurances it is obliged to maintain in accordance with Clause 6(g) and such default is not cured within ***** days after becoming aware thereof.

16.2	Event of Charterer’s Default

Each of the following events shall be an event of Charterer’s default (“Event of Charterer’s Default”):

(a)	Charterer suspends payment of its debts or is unable to pay its debts when due or is otherwise insolvent;

(b)	Charterer passes a resolution, commences proceedings, or has proceedings commenced against it, in the nature of bankruptcy or reorganization resulting from insolvency, liquidation or the appointment of a receiver, trustee in bankruptcy or liquidator of its undertakings or assets;

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SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(c)	Charterer enters into any composition or scheme or arrangement with its creditors in circumstances where Clauses 16.2 (a) and (b) apply;

(d)	Charterer is in material breach of any term or provision of this Agreement (other than the obligation to pay Fees or other amounts when due) and has failed to cure such breach within a reasonable period of time, but in no event longer than ***** days after receipt of notice of such breach from Owner as applicable;

(e)	Charterer fails to maintain any of the insurances it is obliged to maintain in accordance with Clause 29 and such default is not cured within ***** days after becoming aware thereof;

(f)	Charterer makes an assignment, transfer or novation prohibited by this Agreement; and

(g)	Charterer fails to pay Hire or other amounts when due and payable for any reason, and such amount remains unpaid for a period of ***** calendar days after receipt of such final notice to pay such outstanding amount plus accrued interest in full.

16.3	Right of Termination and Liquidated Damages

(a)	Upon the occurrence of an Event of Owner’s Default, Charterer may terminate this Agreement by issuing a termination notice with immediate effect upon Owner’s receipt of Charterer’s notice, provided (for the avoidance of doubt) that such notice may only be served after any specified cure period. If this Agreement is terminated under this Clause 16.3(a), Owner shall, if requested to do so by Charterer in the termination notice, as soon as reasonably practical, and in compliance with safety and other applicable regulations, remove the Vessel from the Vessel Site.

(b)	Upon the occurrence of any Event of Charterer’ Default, Owner may terminate this Agreement by issuing a termination notice with immediate effect upon Charterer’s receipt of Owner’s notice, provided (for the avoidance of doubt) that such notice may only be served after any specified cure period.

16.4	Accrued Rights

The exercise by either Party of their respective rights to terminate this Agreement under this Clause 16 shall be without prejudice to any other rights or remedies that each may have accrued prior to the effective date of such termination, and any provisions of this Agreement necessary for the exercise of such accrued rights and remedies shall survive termination of this Agreement to the extent so required.

16.5	Termination for Charterer's convenience and consequence.

(1)	At any time following the expiry of the first three (3) years of the Term, Charterer may request to meet with Owner to seek agreement on terms for an early termination of this Agreement. In such case, the Parties shall endeavor to meet at their earliest convenience and shall discuss in good faith and seek to agree to mutually acceptable terms and conditions for such a termination.

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(2)	Upon and subject to mutual agreement between the Parties as to such terms and conditions of early termination, the Parties shall enter into a termination agreement and, save as provided therein, all obligations of Charterer and Owner under this Agreement shall terminate, except such obligations which are, by their terms, express or implied, to continue after the termination.

(3)	Nothing in this Clause 16.5 shall affect Charterer’s right to terminate this Agreement as provided elsewhere herein.

17.	Sub-Contractors

Owner shall not subcontract the maintenance or any part thereof without the prior written consent of Charterer which shall not be unreasonably withheld or delayed. Owner shall be responsible for the acts or omissions of any of its sub-contractors as if they were the acts or omissions of the Owner itself.

18.	Liens and Mortgage

Owner shall not have a lien upon any cargoes, fuel, freights, sub-freights and/or sub-hires and demurrage except to the extent that any such lien arises by operation of law.

Charterer shall not have, or allow others (in their dealings with Charterer) a lien on the Vessel except to the extent that any such lien arises by operation of law.

In the event that any lien shall attach by operation of Law or in violation of this Clause 18, Owner or Charterer, as the case may be, shall take such steps as reasonably necessary to ensure that the lien does not interfere with the Vessel’s operations or with Charterer's right to the Vessel and to effect prompt release of such lien prior to the enforcement thereof.

19.	Force Majeure

19.1	Force Majeure

Subject to Clause 19.2, whether expressly provided or not in this Agreement, a Party shall not be responsible for (i) any failure to perform any of its obligations or undertakings under this Agreement or (ii) for any loss or damage or delay arising from a failure, delay or omission in performing its obligations hereunder, due to or arising or resulting from any of the following events to the extent beyond the reasonable control of the Party to avoid, prevent or overcome and that does not result from the fault or negligence of, or the failure to avoid or overcome by the exercise of reasonable diligence by, the Party (each an event of “Force Majeure”):

(a)	fire, explosion, atmospheric disturbance, lightning, earthquake, tidal wave, tsunami, tsunami warning, typhoon, tornado, hurricane or named storms, flood, landslide, soil erosion, subsidence, washout, perils of the sea or other acts of God;

(b)	war (whether declared or undeclared), blockade, civil war, act of terrorism, invasion, revolution, insurrection, acts of public enemies, mobilization, civil commotion, riots, sabotage or assailing thieves;

(c)	acts of princes or rulers or acts of any Governmental Authority, or compliance with such acts, that directly affect such Party’s ability to perform its obligations hereunder;

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SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(d)	plague or other epidemics or quarantines;

(e)	freight or other embargo or trade sanctions or Sanctions Exposure;

(f)	strike, lockout or industrial disturbance at the Vessel Site (excluding that of the Parties, their Affiliates or their subcontractors); or

(g)	chemical or radioactive contamination or ionizing radiation.

19.2	Events Not Force Majeure

The following events shall not constitute Force Majeure:

(a)	a Party's inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;

(b)	the withdrawal, denial or expiration of or failure to obtain any approval, permit, license or consent of any Governmental Authority caused by a Party's: (i) actions, including a violation of or breach of the terms and conditions of any existing approval, permit, license or consent or other requirement of applicable Law; or (ii) the failure to apply for or follow the necessary procedures to obtain any approval, permit, license or consent or request, acquire or take all commercially reasonable actions to obtain the maintenance, renewal or reissuance of the same;

(c)	changes in a Party's market factors, default of payment obligations or other commercial, financial or economic conditions; and

(d)	the breakdown or failure of machinery caused by normal wear and tear that should have been avoided or the failure to use due diligence to comply with the manufacturer's recommended maintenance and operating procedures.

19.3	Notice, Resumption of Normal Performance

As soon as possible upon the occurrence of an event that a Party considers may result in an event of Force Majeure, and in any event within ***** calendar days from the date of the occurrence of an event of Force Majeure, such Party shall give notice thereof to the other Party describing in reasonable detail:

(a)	the event giving rise to the potential or actual Force Majeure claim, including but not limited to the place and time such event occurred;

(b)	to the extent known or ascertainable, the obligations which may be or have actually been delayed or prevented in performance and the estimated period during which such performance may be suspended or reduced, including the estimated extent of such reduction in performance; and

(c)	the particulars of the program to be implemented to ensure full resumption of normal performance hereunder.

Such notices shall thereafter be supplemented and updated from time to time as may be necessary, or requested by the other Party, during the period of such claimed Force Majeure specifying the actions being taken to remedy the circumstances causing such Force Majeure and the date on which such Force Majeure and its effects end.

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SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

19.4	Examination

(a)	The Party invoking Force Majeure shall, at the request of the other Party, give or procure access if they are able to do so (at the expense and risk of the other Party) at all reasonable times for a reasonable number of representatives of such Party to examine the scene of the event and the facilities affected which gave rise to the Force Majeure claim.

(b)	In case of a Force Majeure event, the Party invoking Force Majeure shall take all measures reasonable in the circumstances to overcome or rectify the event of Force Majeure and its consequences and resume normal performance of this Agreement as soon as reasonably possible once the event of Force Majeure has passed or been remedied; provided, however, that the settlement of any strike, lockout or industrial disturbance shall be in the sole discretion of such Party. To the extent that the Party invoking Force Majeure fails to use reasonable efforts to overcome or mitigate the effects of an event of Force Majeure, it shall not be excused for any delay or failure in performance that would have been avoided by using such commercially reasonable efforts.

19.5	Hire during events of Force Majeure

In case of Force Majeure acting on the Vessel; no Hire shall be payable to the extent that the Charterer is unable to operate the Vessel and/or comply with its obligations under any applicable Vessel Contract.

In case of Force Majeure acting on anything other than the Vessel, Hire shall be reduced to ***** percent (*****%) of the rate specified in Clause 10.1(a), save where Charterer continues to receive payment under a Vessel Contract, in which case any reduction in Hire under this Agreement shall correspond only to the reduction in payment under such Vessel Contract.

19.6	Termination for Force Majeure Delay

Either Party shall have the right to terminate this Agreement if a Force Majeure event lasts for a period more than ***** consecutive days, by providing the other Party with ***** days prior written notice thereof. The termination of this Agreement under this Clause 19.6 shall be without any liability on either Party and without prejudice to any other rights of either Party that may have accrued prior to the effective date of such termination, and any provisions of this Agreement necessary for the exercise of such accrued rights shall survive termination of this Agreement to the extent so required.

Notwithstanding the other provisions of this Clause 19, in case of Sanctions, either Party shall be entitled to terminate this Agreement, without any liability on either Party(subject to the Parties' indemnity obligations under Clause 24), upon written notice to the other Party, where such termination is reasonably necessary to avoid Sanctions Exposure; or breach of Sanctions Laws.

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19.7	Limitations on Force Majeure

The occurrence of Force Majeure events shall not affect any of the Parties' obligations to indemnify, reimburse, hold harmless or otherwise pay the other under Clause 24 or elsewhere in this Agreement, and the Parties’ options to otherwise terminate this Agreement in accordance with its terms.

20.	Taxes

Owner is responsible for paying all applicable taxes related to the provision of Vessel and marine crew by Owner, including but not limited to, Taxes related to Owner Indemnified Parties’ personnel, properties and equipment, or any taxes relating to any importation or exportation of the Vessel into or out of Egypt under this Agreement.

Owner shall indemnify and hold Charterer harmless against any and all costs including fines, interest, penalties and legal costs suffered or incurred by Charterer resulting from the breach by Owner of any of Owner’s obligations under this Clause 20 or from the non-compliance by Owner Indemnified Parties with relevant taxation and duty requirements imposed by any Governmental Authority in respect of the provision of the Vessel and marine crew hereunder.

21.	Pollution and Emergency Response

Compliance with Pollution Regulations

Owner shall exercise all due diligence to ensure that no oil, gas or harmful or hazardous substances of any description shall be discharged or escape accidentally or otherwise from the Vessel; and that the Vessel, its officers and crew shall comply with all applicable marine and air pollution and environmental Laws, conventions or regulations (“Pollution Regulations”).

22.	Requisition

In the event of requisition for hire is made, during the Term, by any Governmental Authority of Egypt and irrespective of the date when such requisition for hire may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Term, the Vessel shall remain ‘on-hire’ for the purposes of this Agreement and (for the avoidance of doubt) Charterer shall be required to continue to pay Hire in the manner provided by this Agreement, provided that Owner shall reimburse Charterer with any amounts or compensation received or receivable by Owner in connection with such requisition during the remainder of the Term or the period of the requisition for hire whichever be the shorter.

23.	War

23.1	The Vessel shall not be required to continue to or remain at the Vessel Site nor be used for any service which will cause the Vessel to be within a zone which is dangerous ("Risk Zone") as a result of any actual or threatened act of war, hostilities, warlike operations, acts of piracy by any Person whatsoever, or by revolution, civil war or civil commotion.

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23.2	Should the Vessel be in, or approach, or be brought or ordered within any such Risk Zone (even though it may already be at the Vessel Site), or be exposed in any way to those risks, the Parties shall, to the extent reasonably practicable meet to agree to mutually acceptable mitigating actions, failing which either Party shall be entitled to terminate this Agreement with immediate effect by giving written notice of such termination to the other Party, without liability for either of the Parties. In such event Hire shall continue to be payable in accordance with the provisions of this Agreement up to the date of such termination.

24.	Indemnification

24.1	Indemnification by Owner

Owner shall protect, defend, indemnify and hold Charterer harmless from and against any and all Damages (whether based on applicable Law, contract, equitable cause or otherwise) that may be imposed on, incurred by, or asserted against any Charterer Indemnified Party arising out of, attributable to or in connection with any of the following:

(i)	any damage to or loss of the Vessel and of its property and any cargo on board or that of any Charterer Indemnified Party, and personal injury or death (including fatal injury, illness or disease) of its employees or its servants, or those of any Owner Indemnified Party, regardless of cause or whether or not the negligence, act, omission, default, error or breach by any Charterer Indemnified Party caused or contributed to such Damages; and

(ii)	any and all damage or harm to the environment, including fines imposed by a Governmental Authority, including Damages for control, removal, remediation, restoration and clean-up of all pollution or contamination, arising from or on account of pollution or contamination resulting from fire, blowout, cratering, seepage, leakage or any other uncontrolled or unlawful flow of liquids, gas, water or other substances, which originates from the Vessel or the property of any Owner Indemnified Party used in direct connection with the operation of the Vessel under this Agreement, including spills or leaks of fuel, lubricants, oils, pipe dope, paints, solvents, ballasts, bilge, garbage, sewerage, or from any other equipment or materials in the possession or control of any Owner Indemnified Party, regardless of fault or whether or not the negligence, act, omission, default, error or breach by any Charterer Indemnified Party caused or contributed to such Damages.

24.2	Indemnification by Charterer

Charterer shall protect, defend, indemnify and hold Owner harmless from and against any and all Damages (whether based on applicable Law, contract, equitable cause, Sanctions or otherwise) that may be imposed on, incurred by, or asserted against any Owner Indemnified Party arising out of, attributable to or in connection with any of the following:

(i)	any damage to or loss of its property, or that of any Charterer Indemnified Party, and personal injury or death (including fatal injury, illness or disease) of its employees or its servants, or those of any Charterer Indemnified Party, regardless of cause or whether or not the negligence, act, omission, default, error or breach by any Owner Indemnified Party caused or contributed to such Damages;

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(ii)	any and all damage or harm to the environment, including fines imposed by a Governmental Authority, including claims for control, removal, remediation, restoration and clean-up of all pollution or contamination, arising from or on account of pollution or contamination resulting from fire, blowout, cratering, seepage, leakage or any other uncontrolled or unlawful flow of liquids, gas, water or other substances, which originates from the property of any Charterer Indemnified Party used in connection with this Agreement, including spills or leaks of fuel, lubricants, oils, pipe dope, paints, solvents, ballasts, bilge, garbage, sewerage, or from any other equipment or materials in the possession or control of any Charterer Indemnified Party, or any other source than Vessel or the property of any Owner Indemnified Party used in direct connection with the provision of the Vessel by Owner and/or use of the Vessel by Charterer, regardless of fault or whether or not the negligence, act, omission, default, error or breach by any Owner Indemnified Party caused or contributed to such Damages; and

(iii)	any breach of or non-compliance with Sanctions imposed on the Owner or any Affiliate of the Owner as a consequence of Charterer's use and operation of the Vessel, including Charterer's use and operation of the Vessel under the Vessel Contract.

24.3	Third Party Liability

(a)	Each of Owner and Charterer shall be responsible for and shall assume its legal liability for any one accident or occurrence arising out of or in any way connected with the performance of this Agreement which results in loss, or damage to any property of, or injury or death suffered by any person belonging to any third party outside the Owner Indemnified Parties or Charterer Indemnified Parties.

(b)	Each of Owner and Charterer shall hold harmless and indemnify Owner Indemnified Parties and Charterer Indemnified Parties respectively, for all losses, expenses and claims for which Owner Indemnified Parties or Charterer Indemnified Parties respectively are responsible in accordance with this Clause 24.3.

24.4	No Limitation

The aggregate payment due by either Party under this Clause 24 shall be without monetary limitation. The Parties shall procure and maintain, at their own cost, valid and enforceable insurances at reasonable commercial levels to cover their obligations under Clause 24.1 and Clause 24.2 respectively.

25.	Exclusions, Limitation of Liability and Liquidated Damages

25.1	No consequential losses

Except as expressly set forth in this Agreement, neither Party shall be liable for any consequential loss or damage or for special or punitive damages or loss of profits or business interruption, suffered or incurred by the other Party resulting from a breach or failure to perform this Agreement or the breach of any representation or warranty hereunder, whether express or implied. For purposes of this Agreement, “consequential loss or damage” means any and all incidental, consequential, indirect, special, punitive or exemplary damages of whatever kind and nature arising under or in connection with this Agreement, howsoever caused (including by the default or negligence of a Party or breach of any duty owned at law by a Party) and whether or not foreseeable at the date of this Agreement, including those (whether direct or indirect) relating to:

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(a)	loss, termination, cancellation or non-renewal of any contract;

(b)	Damages incurred under or in connection with any other contracts between either of the Parties and third parties, as applicable;

(c)	claims for loss of production, profit or revenue;

(d)	loss of use of or damage to property or machinery (including Vessel, pipelines or storage tanks); and

(e)	partial or total failure in performance or delayed performance under any contract, including any non-delivery, under delivery or off-specification delivery,

provided always that "consequential loss or damage" shall not include any liquidated damages expressly set forth in this Agreement.

25.2	Limitation of Liability

(a)	Owner’s aggregate liability under, relating to or connected with this Agreement shall not under any circumstances whatsoever exceed USD forty (45) Million excluding any express liability to indemnify Charterer and liability in respect of the payment or non-payment of excess fuel loss and the value of LNG onboard the Vessel pursuant to the provisions of this Agreement. Such aggregate liability shall also exclude Owner’s liabilities under Clause 25.

(b)	Charterer’s aggregate liability under, relating to or connected with this Agreement shall not under any circumstances whatsoever exceed USD forty five (45) Million, excluding any express liability to indemnify Owner and liability in respect of the payment or non-payment of Hire. Such aggregate liability shall also exclude Charterer’s liabilities under Clause 25.

25.4	Charterer's Termination Damages

If this Agreement is terminated by Charterer pursuant to Clause 16.1, Owner shall, subject to the applicable limitation provisions in this Agreement, compensate Charterer for its loss of bargain/opportunity.

25.3	Owner’s Termination Damages

If this Agreement is terminated by Owner pursuant to Clause 16.2, Charterer shall, subject to the applicable limitation provisions in this Agreement, compensate Owner for its loss of bargain/opportunity.

25.5	Loss of Vessel

Should the Vessel be lost, be a constructive or compromised total loss, or be missing, this Agreement shall terminate and Hire shall cease at the time on which the Vessel was lost, unless otherwise agreed between the Parties. Any Hire paid in advance and not earned shall be returned to Charterer.

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25.6	Total Loss

(a)	Should the Vessel become an actual, constructive, compromised or agreed total loss, all insurance payment for such loss shall be paid to Owner, who shall distribute the moneys between themselves and Charterer according to their respective interests.

(b)	Charterer shall upon the request of Owner, promptly execute such documents as may be required to enable Owner to abandon the Vessel to the insurers and claim a constructive total loss.

26.	Confidentiality

The Parties agree to keep the terms and conditions of, and any information obtained by a Party from the other in connection with, this Agreement (the “Confidential Information”) strictly confidential; provided, however, that a Party (“Disclosing Party”) may disclose Confidential Information in the following cases:

(a)	it is already known to the public or becomes available to the public other than through the act or omission of the Disclosing Party;

(b)	it is required to be disclosed under applicable law or by a governmental order, decree, regulation or rule (provided that the Disclosing Party shall give written notice of such required disclosure to the other Party prior to the disclosure);

(c)	in filings with a court or arbitral body in proceedings in which the Confidential Information is relevant and in discovery arising out of such proceedings; or

(d)	to any of the following persons on a need to know basis:

(i)	an Affiliate;

(ii)	contractors or subcontractors of either Party in connection with this Agreement;

(iii)	employees, officers, directors and agents of the Disclosing Party or an Affiliate;

(iv)	professional consultants retained by a Disclosing Party; or

(v)	financial institutions advising on, providing or considering the provision of financing to the Disclosing Party or an Affiliate;

provided, however, that the Disclosing Party shall exercise due diligence to ensure that no such person shall disclose Confidential Information to any unauthorized person or under any unauthorized circumstances.

27.	Novation, Assignment and Transfer

Owner shall not, without the prior written consent of Charterer, which shall not be unreasonably withheld:

(a)	sell, transfer or otherwise dispose of the Vessel;

(b)	save in connection with any Approved Mortgage, novate, assign or otherwise transfer any of its rights, benefits or obligations under this Agreement.

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28.	Representations and Warranties

28.1	Owner’s Representations

Owner hereby represents and warrants to Charterer that, as at the date hereof:

(i)	it is a company duly incorporated and validly existing and in good standing under the laws of the country of its incorporation and has a duly registered branch in Egypt and has the corporate power and authority to enter into and perform its obligations under this Agreement and all necessary corporate, shareholder and other action, whether on the level of the Registered Owner or the Egyptian branch has been taken to authorize the execution, delivery and performance of the same;

(ii)	this Agreement constitutes legal, valid and binding obligations applicable to it and the obligations are in full force and effect in accordance with their terms, and the delivery and performance by Owner of this Agreement will not contravene any Law of any Governmental Authority, having jurisdiction over Owner or the Vessel;

(iii)	it has not taken nor to its knowledge has it omitted to take any actions which would adversely affect the enforceability of this Agreement against it or the rights of Charterer under the terms of this Agreement; and

(iv)	this Agreement, its execution and delivery will not conflict with or result in any breach of any terms of, or constitute a default under, any agreement or other instrument to which Owner is a party or its property is bound.

28.2	Charterer’s Representations

Charterer hereby represents and warrants to Owner that, as at the date hereof:

(i)	it is a corporation duly incorporated and validly existing and in good standing under the laws of the country of its incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement and all necessary corporate, shareholder and other action has been taken to authorize the execution, delivery and performance of the same;

(ii)	this Agreement constitutes legal, valid and binding obligations applicable to it and the obligations are in full force and effect in accordance with their terms, and the delivery and performance by Charterer of this Agreement will not contravene any Law of any Governmental Authority, having jurisdiction over Charterer;

(iii)	it has not taken nor to its knowledge has it omitted to take any actions which would adversely affect the enforceability of this Agreement against it or the rights of Owner under the terms of this Agreement; and

(iv)	this Agreement, its execution and delivery will not conflict with or result in any breach of any terms of, or constitute a default under, any agreement or other instrument to which Charterer is a party or its property is bound.

29.	Non-Waiver

No act, omission, course of dealing, forbearance, indulgence, approval or delay by Owner or Charterer in exercising their rights hereunder (whether pursuant to any default of the other Party or otherwise), or in enforcing any of the terms or conditions of this Agreement, nor any granting of time, shall prejudice or affect or be in derogation of the rights and remedies of such Party hereunder and no such matter shall be treated as evidence, or constitute a waiver, of any rights of Owner or Charterer as the case may be.

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No waiver of any breach or failure to enforce any right shall be valid or binding unless such waiver has been made in writing and signed by the Party granting or consenting to such waiver. No waiver shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

30.	Notices

30.1	Address for Notices

Any notice to be given, or required to be given, by either Party to the other Party hereunder, shall be sent by fax, registered mail, e-mail or registered airmail to the following addresses:

(A)	For Owner

HOEGH LNG CYPRUS LIMITED EGYPT BRANCH

Kjell Olav Halsen

Mail address: Plot No. 28, Block E, The Public Free Zone at Attaqa, Suez

Email address: kjell.olav.halsen@hoeghlng.com

FAX No.: +4797557401

(B)	For Charterer

HOEGH LNG EGYPT LLC

Rune Karlsen

Mail address: Rooms No. 401 and 302, Apartment No 4, Building No 21 El Gabarty

Street, Bab Charky, Alexandria

Email address: rune.karlsen@hoeghlng.com

FAX No.: +4797557401

30.2	Receipt of Notices

Any notice required to be given pursuant to this Agreement shall be deemed to be duly received only:

(a)	In the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business on the next such working day; and

(b)	In the case of a facsimile or e-mail, at the time of transmission recorded on the message if such time is within normal business hours in the country of receipt, otherwise at the commencement of normal business hours on the next working day at the place of receipt, provided that a notice given by e-mail should be confirmed by fax within 24 hours from the time it was given.

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30.3	Communications

Unless otherwise expressly provided in this Agreement, all notices, approvals, agreements, rejections, requests, consents, elections, instructions, designations, authorizations, responses, and all other communications required to be given by either Owner or Charterer to the other one under or in connection with this Agreement shall be in writing and in the English language

31.	Governing Law and Arbitration

31.1	Governing Law

This Agreement shall be governed by the laws of England and Wales.

31.2	Arbitration

(a)	Any dispute, controversy or claim which may arise out of or in connection with the Agreement or the implementation, breach, termination, validity or existence thereof which cannot be amicably settled by the Parties shall be referred to arbitration in London. Arbitration shall be conducted in accordance with the LMAA Terms current at the date of commencement of the arbitration proceedings decided by arbitration held in London.

(b)	The arbitral panel shall issue its reasoned award in writing, and is authorized to award costs and attorneys’ fees to the prevailing Party as part of its award.

(c)	Any award shall be final, binding and enforceable against the Parties in any court of competent jurisdiction.

(d)	The Parties shall continue to perform this Agreement during arbitration proceedings and the arbitral panel shall have the authority to determine the validity of this Agreement and to arbitrate any dispute submitted to it.

32.	Waiver of immunity

Each Party irrevocably waives any claim to immunity in relation to any arbitration or court proceedings arising out of or connected with this Agreement, including without limitation immunity from:

(a)	jurisdiction of any court or tribunal;

(b)	service of process;

(c)	injunctive or other interim relief, or any order for specific performance or recovery of land; and

(d)	any process for execution of any award or judgment against its property.

IN WITNESS WHEREOF the Parties have executed this Agreement in duplicate as of the date above first written.

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For and on behalf of Owner:	For and on behalf of Charterer:

/s/ Kjell Olav Halsen	/s/ Kjell Olav Halsen	/s/ Rune Karlsen

Name: Kjell Olav Halsen	Name: Kjell Olav Halsen	/Rune Karlsen

Title: Branch Manager	Title: Manager	/Manager

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Schedule I - Description and Specification of the Vessel (HOEGH GALLANT)

(i)	Length, overall: about 294 m.

(ii)	Breadth moulded: about 46 m.

(iii)	Cargo tank volume: about 170 000 m3 (100% filling ratio).

(v)	Flag: Marshall Islands or Norway (NIS).

(vi)	Classification Society: DNV-GL.

(vii)	Draft (scantling): about 12.6 m.

(x)	Vessel’s name /Builder’s hull no.: Hoegh Gallant / HN2550.

(xiii)	For more details, refer to the Vessel VPQ.

Schedule I - Description And Specification Of The Vessel	Page 1

Schedule II – Marine Crew

The Vessel will be operating with a minimum daily complement of 12 officers (see list below). The total complement of Marine Crew onboard will usually vary between 28 and 32 people, but Owner shall be flexible to man the vessel according to what it deems to be prudent from time to time (provided that they always comply with class and flag state requirements).

1.	Officers

-	Master

-	Chief Officer

-	2nd officer (Class D2)

-	3rd Officer (Class D4) x 2

-	Chief Engineer

-	Cargo Engineer x 2

-	2nd Engineer

-	Duty (3rd) Engineers x 2

-	Electro Technical Officer (ETO)

2.	Other Marine Crew

The Vessel shall also be manned with various rankings to ensure that key functions are covered for the various departments. This shall include (but not be limited to) position such as:

-	Bosun

-	Wiper

-	Fitter

-	Able Seaman

-	Ordinary Seaman

-	Chief Cook

-	2nd Cook

-	Messman

Schedule II – Marine Crew	Page 1